                                                                     EXHIBIT 8.9

                                PROMISSORY NOTE
                                ---------------


$100,000.00                                                     DECEMBER 2, 1996
-----------                                                     ----------------

     The undersigned AMERICAN ACCESS TECHNOLOGIES, INC., a Florida corporation formerly known as American Access Technology, Inc., ("Maker") value received, promises to pay to BRIDGE BANK, LTD. ("BBL"), or assigns, at _________________ or at such other location as the holder hereof shall specify to Maker, the sum of ONE HUNDRED THOUSAND DOLLARS ($100,000.00) one year from the date hereof. Interest shall accrue on this note from the date hereof at the rate of 1.5% per annum. After the maturity of any installment of principal or interest which is not paid when due, interest on such unpaid installment shall accrue at the highest rate allowed by law. This Note shall be prepaid out of the proceeds of any sale of securities of the Maker.

     In addition to, and not in limitation of the foregoing, the undersigned further agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys' fees and legal expenses, incurred by the holder of this Note in endeavoring to collect any amounts payable hereunder that are not paid when due.

     If default be made in the payment of any amount herein provided for, then, or at any time thereafter, at holder's option the security given to secure the payment of this Note may be foreclosed. Failure to exercise such option, or any other rights holder may have in the event of any such default, shall not constitute a waiver of the right to exercise such option or any other rights in the event of any subsequent default, whether of the same or a different nature.

     This Note may be prepaid in full or in part at any time and from time to time without premium or penalty.

     The Maker hereby consents to any extensions of time, renewals, releases or any party to this note, waivers or modifications that may be granted on consented to by the holder in respect of the time of payment or any other provisions of this Note. Maker hereby waives requirement of presentment of this Note.

     This Note is made under and governed by the laws of the State of Florida.

                                       AMERICAN ACCESS TECHNOLOGIES, INC.



                                       By: /s/
                                          ------------------------------------
                                          CFO, Secretary

                                       2